Exhibit 2.1

                              PLAN OF CONVERSION OF
                   SIMTEK CORPORATION, a Colorado corporation,
                                      INTO
                   SIMTEK CORPORATION, a Delaware corporation

     This PLAN OF CONVERSION (this "Plan"), dated as of October 4, 2006, is hereby adopted and approved by Simtek Corporation, a Colorado corporation ("Simtek-Colorado"), in order to set forth the terms, conditions and procedures governing the conversion of Simtek-Colorado into a Delaware corporation pursuant to Sections 7-90-201 and 7-90-202 of the Colorado Corporations and Associations Act (as amended, the "CCAA") and Section 265 of the Delaware General Corporation Law (as amended, the "DGCL").

     WHEREAS, Simtek-Colorado's board of directors has approved the Conversion (as defined below) and recommended the same to Simtek-Colorado's shareholders, and such shareholders have approved the Conversion, all in accordance with the CCAA and the Colorado Business Corporation Act.

     NOW, THEREFORE, Simtek-Colorado does hereby adopt this Plan to effectuate the conversion of Simtek-Colorado into a Delaware corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the CCAA and the DGCL, including, without limitation, Sections 7-90-201 and 7-90-202 of the CCAA and Section 265 of the DGCL, Simtek-Colorado shall convert (referred to herein as the "Conversion") into a Delaware corporation named "Simtek Corporation" (referred to herein as "Simtek-Delaware") at the Effective Time (as defined below). Simtek-Delaware shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of Simtek-Delaware shall be deemed to have commenced on the date Simtek-Colorado commenced its existence in Colorado. Following the Conversion, Simtek-Delaware shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Simtek-Colorado. Upon the Effective Time, all of the rights, privileges and powers of Simtek-Colorado, and all property, real, personal and mixed, and all debts due to Simtek-Colorado, as well as all other things and causes of action belonging to Simtek-Colorado, shall remain vested in Simtek-Delaware and shall be the property of Simtek-Delaware and the title to any real property vested by deed or otherwise in Simtek-Colorado shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Simtek-Colorado shall be preserved unimpaired, and all debts, liabilities and duties of Simtek-Colorado shall remain attached to Simtek-Delaware and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of Simtek-Colorado, as well as the debts, liabilities and duties of Simtek-Colorado, shall not be deemed, as a consequence of the Conversion, to have been transferred to Simtek-Delaware for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of Simtek-Colorado incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Simtek-Colorado shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to



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constitute a dissolution of Simtek-Colorado and shall constitute a continuation of the existence of Simtek-Colorado in the form of a Delaware corporation. Simtek-Colorado is the same entity as Simtek-Delaware.

2. Certificate of Conversion; Simtek-Delaware Charter Documents; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Colorado of a duly executed Statement of Conversion meeting the requirements of Section 7-90-201 of the CCAA (the "Colorado Statement of Conversion") and the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion meeting the requirements of
Section 265 of the DGCL (the "Delaware Certificate of Conversion"), and (b) a Certificate of Incorporation of "Simtek Corporation", substantially in the form of Exhibit A attached hereto (the "Certificate of Incorporation"). The Conversion shall be effective upon the date indicated in the Colorado Statement of Conversion, the Delaware Certificate of Conversion and the Certificate of Incorporation (the "Effective Time").

3. Governance and Other Matters Related to Simtek-Delaware.

     (a) Bylaws. At the Effective Time, the Bylaws of Simtek-Delaware shall be as set forth in Exhibit B attached hereto (the "Bylaws"), and shall be adopted as such by the Board of Directors of Simtek-Delaware.

     (b) Directors and Officers. The officers and directors of Simtek-Delaware immediately after the Effective Time shall be the officers and directors of Simtek-Colorado immediately prior to the Effective Time. Simtek-Colorado and, after the Effective Time, Simtek-Delaware and its Board of Directors, shall take any necessary actions to cause each of such individuals to be appointed as an officer and/or director, if necessary, of Simtek-Delaware, or to confirm such appointments.

4. Effect of the Conversion on the Common Stock of Simtek-Colorado. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Simtek-Colorado, Simtek-Delaware or any common stock holder thereof, the common stock, par value $0.01 per share, of Simtek-Colorado (the "Colorado Common Stock") shall be converted as follows:

     (a) Conversion of Colorado Common Stock. Each issued and outstanding ten
(10) shares of Colorado Common Stock shall automatically, without the surrender of stock certificates or any further action on the part of the holder or the payment of any additional consideration, be combined and convert into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Simtek-Delaware (the "Delaware Common Stock"). Simtek-Delaware shall not issue fractional shares with respect to the Conversion. Any fractional share of Delaware Common Stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share. Following the Effective Time, all Colorado Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Colorado Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.




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     (b) Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Colorado Common Stock or options, warrants, convertible debentures or other securities of Simtek-Colorado shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock, or options, warrants, convertible debentures or other securities of Simtek-Delaware, as the case may be, into which the shares of Colorado Common Stock, or options, warrants, convertible debentures or other securities of Simtek-Colorado represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Simtek-Delaware or its transfer agent. Each holder of record of a stock certificate of Colorado Common Stock shall surrender such certificate or certificates to Simtek-Delaware or its transfer agent and, upon such surrender, receive in exchange therefor a new certificate or certificates evidencing and representing the number of shares of Delaware Common Stock to which such holder is entitled. Notwithstanding the foregoing, the registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise exchanged, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock, or options, warrants, purchase rights or other securities of Simtek-Delaware, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

5. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, Simtek-Delaware shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of Simtek-Colorado which was titled or registered in the name of Simtek-Colorado shall be re-titled or re-registered, as applicable, in the name of Simtek-Delaware by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

6. Further Assurances. If, at any time after the Effective Time, Simtek-Delaware shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in Simtek-Delaware its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Simtek-Colorado, or (b) to otherwise carry out the purposes of this Plan, Simtek-Delaware and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of Simtek-Colorado any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of Simtek-Colorado all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of Simtek-Colorado, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Simtek-Colorado and otherwise to carry out the purposes of this Plan and the Conversion.

7. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of Simtek-Colorado and, following the Effective Time, by the Board of



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Directors of Simtek-Delaware, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of Simtek-Colorado or Simtek-Delaware, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board of Directors of Simtek-Colorado or the Board of Directors of Simtek-Delaware, as applicable, at any time and from time to time, may terminate, amend or modify this Plan.

8. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

9. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Colorado, without regard to the conflict of laws provisions thereof.



                            [Signature page follows]





























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     IN WITNESS WHEREOF, Simtek-Colorado has caused this Plan to be executed by its duly authorized representative as of the date first stated above.





SIMTEK CORPORATION, a Colorado corporation


By:     /S/  HAROLD BLOMQUIST
        -------------------------------------------------
Name:   Harold Blomquist
Title:  Chairman of the Board and Chief Executive Officer












































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                                    EXHIBIT A
                          CERTIFICATE OF INCORPORATION



                             [Intentionally Omitted]



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                                    EXHIBIT B
                                     BYLAWS



                             [Intentionally Omitted]